EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact: Donald J. Radkoski (614) 492-4901
May 8, 2007
BOB EVANS FARMS ANNOUNCES APRIL SAME-STORE SALES
     COLUMBUS, Ohio — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced that same-store sales at Bob Evans Restaurants for the fiscal 2007 month of April (the five weeks ended April 27) increased 2.1 percent from the same period a year ago. Average menu prices for the fiscal month were up approximately 1.9 percent.
     Mimi’s Café same-store sales for the fiscal 2007 month of April increased 1.3 percent from the same period a year ago. Average menu prices for the month were up approximately 5.0 percent.
     Same-store sales are calculated using the 490 Bob Evans Restaurants and 81 Mimi’s Cafés that were open at the end of the month and for the full 12 months in both fiscal 2005 and 2006.
     Bob Evans Farms, Inc. owns and operates 579 full-service, family restaurants in 18 states primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 115 Mimi’s Café casual restaurants located in 20 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	the failure to achieve and maintain positive same-store sales;

•	a decline in general economic conditions;

•	competition in the restaurant and food products industries;

•	the company’s ability to expand its restaurant base;

•	consumer acceptance of changes in menu, food products, prices, atmosphere and service procedures;

•	the company’s ability to hire and retain a sufficient number of qualified employees;

•	market concentration;

•	adverse weather conditions;

•	government regulation;

•	allegations related to food-related illnesses and health concerns regarding certain food products;

•	margin sensitivity;

•	consumer acceptance of the company’s restaurant concepts and food products in new markets;

•	fluctuations in quarterly operating results;

•	the adequacy of insurance loss estimates and reserves; and

•	protection of our trademarks and other intellectual property rights.
These risks are discussed more fully under the heading “Risk Factors” in Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2006. It is impossible to predict or identify all such risk factors. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in the company’s filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.